As filed with the Securities and Exchange Commission on November 2, 2005
Registration No. 333-___

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PEERLESS SYSTEMS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-3732595
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

2381 Rosecrans Avenue
El Segundo, California 90245
(Address of Principal Executive Offices including Zip Code)
PEERLESS SYSTEMS CORPORATION AMENDED AND RESTATED
2005 INCENTIVE AWARD PLAN
(Full Title of the Plan)

Howard J. Nellor	Copy to:
President and Chief Executive Officer	Cary K. Hyden, Esq.
PEERLESS SYSTEMS CORPORATION	Latham & Watkins LLP
2381 Rosecrans Avenue	650 Town Center Drive, Twentieth Floor
El Segundo, California 90245	Costa Mesa, California 92626
(310) 536-0908	(714) 540-1235

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
	Amount	Maximum	Aggregate	Amount of
Title of Securities to	to be	Offering Price	Offering	Registration
be Registered	Registered(1)(2)	Per Share(3)	Price(3)	Fee
Common stock, par value $0.001 per share	4,262,329	$7.67	$32,706,550	$3,850

(1)	Each share of common stock is accompanied by a preferred stock purchase right pursuant to the Rights Agreement between Peerless Systems Corporation and Norwest Bank Minnesota, N.A. dated as of October 7, 1998.

(2)	The Peerless Systems Corporation Amended and Restated 2005 Incentive Award Plan (the “2005 Plan”) authorizes the issuance of up to 4,262,329 shares of the Registrant’s common stock, par value $0.001 per share. Such number consists of (i) 3,430,557 shares of common stock which as of October 31, 2005, were subject to outstanding awards under the Peerless Systems Corporation Amended and Restated 1996 Equity Incentive Plan (the “Prior Plan”), plus (ii) 278,810 shares of common stock that remained available for issuance under the Prior Plan and not subject to outstanding awards as of June 30, 2005, the effective date of the 2005 Plan, (iii) plus 52,962 shares of common stock that were subject to outstanding awards under the Prior Plan as of the effective date of the 2005 Plan that have been cancelled or expired since that date, plus (iv) an additional 500,000 shares of common stock. The actual maximum number of shares available for issuance under the 2005 Plan will be reduced by the number of shares issued upon the exercise of outstanding awards under the Prior Plan on or after the effective date of the 2005 Plan, so that the aggregate number of shares issuable under the Prior Plan and the 2005 Plan together is 500,000 more than the number of shares reserved under the Prior Plan alone as of the effective date of the 2005 Plan, although the allocation of shares between the two plans may change as awards under the Prior Plan are cancelled or expire unexercised. In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock and related preferred stock purchase rights which become issuable under the 2005 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended, and represents the weighted average of (a) $3.67, the per share weighted average exercise price of previously granted options to purchase up to 80,000 shares of common stock under the 2005 Plan, and (b) $7.75 the average of the high and low trading prices of our common stock, as reported on the Nasdaq Capital Market on October 28, 2005, as to 4,182,329 shares of common stock available for future grants under the 2005 Plan.
Proposed issuances to commence as soon after the effective date of the Registration Statement as practicable.

INTRODUCTION
PART I
PART II
Item 3. Incorporation of Documents by Reference.
Experts
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 5.1
EXHIBIT 23.2
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3
EXHIBIT 99.4

INTRODUCTION
     This registration statement on Form S-8 is filed by Peerless Systems Corporation (referred to herein as “our,” “we” or “us”) relating to 4,262,329 shares of our common stock, par value $0.001 per share (“Common Stock”), issuable to our eligible employees, directors and consultants under the 2005 Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     We are not filing or including in this Form S-8 the information called for in Part I of Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:
1.	The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005, filed with the Commission on May 2, 2005;

2.	The Company’s Quarterly Reports on Form 10-Q for the periods ended April 30, 2005 and July 31, 2005, filed with the Commission on June 14, 2005 and September 14, 2005, respectively;

3.	The Company’s Current Reports on Form 8-K, filed with the Commission on March 4, 2005, April 4, 2005, June 15, 2005, July 7, 2005, August 4, 2005, August 23, 2005 and October 20, 2005;

4.	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (Reg. No. 000-21287) under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed with the Commission on August 30, 1996, including any amendment or report filed for the purpose of updating such description; and

5.	The description of the Company’s Preferred Stock Purchase Rights contained in the Company’s Registration Statement on Form 8-A (Reg. No. 000-21287) under Section 12 of the Exchange Act, filed with the Commission on October 13, 1998, including any amendment or report filed for the purpose of updating such description.
     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this registration statement and are a part hereof from the date of filing of such documents. A Current Report on Form 8-K furnished to the Commission shall not be incorporated by reference into this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Experts
     The consolidated financial statements of Peerless Systems Corporation appearing in Peerless Systems Corporation’s Annual Report (Form 10-K) for the year ended January 31, 2005 (including schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.
     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.
     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. Our Certificate of Incorporation includes such a provision. As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.
     Our Amended and Restated Bylaws provide for indemnification of our directors, officers, employees and other agents to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of us pursuant to our Certificate of Incorporation, Amended and Restated Bylaws and the DGCL, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     We have entered into indemnity agreements with each of our directors and executive officers. These indemnity agreements require that we indemnify each director and executive officer for amounts that he or she is or becomes obligated to pay because of any claim or claims made against him or her by reason of the fact that he is or was serving as a director or executive officer of us, by reason of any action (or failure to act) taken by him or her or any action (or failure to act) on his or her part while acting as a director or executive officer of us, or by reason of the fact that he is or was serving at our request as a director or officer. Under the DGCL, absent such an indemnity agreement, indemnification of a director or officer is discretionary rather than mandatory (except in the case of a proceeding in which a director or officer is successful on the merits). The indemnity agreements require us to advance the expenses incurred by a director or executive officer, upon request, provided that the director or executive officer undertakes to repay the advance to the extent that it is ultimately determined that he or she is not entitled to be indemnified by us under the provisions of the indemnity agreements, our amended and restated bylaws, applicable law or otherwise. Absent the indemnity agreements, indemnification that might be made available to directors and executive officers could be changed by amendments to our Certificate of Incorporation and Amended and Restated Bylaws.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See “Index to Exhibits” on page 7.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant, Peerless Systems Corporation, a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on this 2nd day of November, 2005.

Peerless Systems Corporation
By:	/s/ Howard J. Nellor
Howard J. Nellor
President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby authorizes and appoints Howard J. Nellor and William R. Neil, or either of them, as attorneys-in-fact and agents with full power of substitution and resubstitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities as of November 2, 2005.

Signature	Title

/s/ Howard J. Nellor Howard J. Nellor	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ William R. Neil William R. Neil	Vice President, Finance, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

/s/ Robert G. Barrett Robert G. Barrett	Director

/s/ Louis C. Cole Louis C. Cole	Director

/s/ Thomas G. Rotherham Thomas G. Rotherham	Director

INDEX TO EXHIBITS

EXHIBIT

5.1+	Opinion of Latham & Watkins LLP

23.1+	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2+	Consent of Ernst & Young LLP

24+	Power of Attorney (included in the signature page to this Registration Statement)

99.1+	Peerless Systems Corporation Amended and Restated 2005 Incentive Award Plan

99.2+	Form of Stock Option Grant Notice and Stock Option Agreement

99.3+	Form of Non-Employee Director Stock Option Grant Notice and Stock Option Agreement

99.4+	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement

+	Filed herewith